GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                       INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors............................................F-3
Statement of Earnings for the Years Ended December 31, 1997, 1996 and
 1995.....................................................................F-4
Balance Sheet as of December 31, 1997 and 1996............................F-5
Statement of Shareholders' Equity for the Years Ended December 31, 1997,
 1996 and 1995............................................................F-6
Statement of Cash Flow for the Years Ended December 31, 1997, 1996 and
 1995.....................................................................F-7
Notes to the Financial Statements............................F-8 through F-25

                       REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
General Signal Corporation

  We have audited the accompanying balance sheet of General Signal Corporation and consolidated subsidiaries as of December 31, 1997 and 1996, and the related statements of earnings, shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in Item 14(a). These financial statements and schedule are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of General Signal Corporation and consolidated subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

  As discussed in the notes to the financial statements, in 1997 the company changed its method of accounting for business process reengineering costs.


                                     /s/ Ernst & Young LLP


Stamford, Connecticut
January 23, 1998

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                           STATEMENT OF EARNINGS



                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                  (IN MILLIONS, EXCEPT PER-
                                                         SHARE DATA)

Net sales.......................................  $1,954.6  $2,065.0  $1,863.2
                                                  --------  --------  --------
Cost of sales...................................   1,378.5   1,435.7   1,308.0
Selling, general and administrative expenses....     394.6     406.2     354.4
Gains on dispositions...........................     (72.7)    (20.8)      --
Transaction and consolidation charges...........       --        --       20.1
                                                  --------  --------  --------
Total operating costs and expenses..............   1,700.4   1,821.1   1,682.5
                                                  --------  --------  --------
Operating earnings..............................     254.2     243.9     180.7
Equity in earnings of EGS.......................      11.8       --        --
Interest expense, net...........................     (13.2)    (21.5)    (24.3)
                                                  --------  --------  --------
Earnings from continuing operations before in-
 come taxes.....................................     252.8     222.4     156.4
Income taxes....................................     121.8      89.0      56.3
                                                  --------  --------  --------
Earnings from continuing operations.............     131.0     133.4     100.1
Earnings (loss) from disposal of discontinued
 operations, net of income taxes................       2.3       --      (64.0)
                                                  --------  --------  --------
Earnings before cumulative effect of accounting
 change.........................................     133.3     133.4      36.1
Cumulative effect of accounting change..........      (3.7)      --        --
                                                  --------  --------  --------
Net earnings....................................  $  129.6  $  133.4  $   36.1
                                                  ========  ========  ========
Basic earnings (loss) per share of common stock:
  Continuing operations.........................  $   2.61  $   2.68  $   2.04
  Disposal of discontinued operations...........      0.05       --      (1.30)
  Cumulative effect of accounting change........     (0.08)      --        --
                                                  --------  --------  --------
Basic earnings per share........................  $   2.58  $   2.68  $   0.74
                                                  ========  ========  ========
Diluted earnings (loss) per share of common stock:
  Continuing operations.........................  $   2.60  $   2.62  $   2.01
  Disposal of discontinued operations...........      0.05       --      (1.24)
  Cumulative effect of accounting change........     (0.07)      --        --
                                                  --------  --------  --------
Diluted earnings per share......................  $   2.58  $   2.62  $   0.77
                                                  ========  ========  ========


              See accompanying notes to the financial statements.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                               BALANCE SHEET



                                                               DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                              (IN MILLIONS)

                          ASSETS
Current assets:
  Cash and cash equivalents...............................  $   50.0  $   17.7
  Accounts receivable.....................................     285.4     353.0
  Inventories.............................................     156.8     240.6
  Prepaid expenses and other current assets...............      23.2      24.7
  Deferred income taxes...................................      52.7      55.9
                                                            --------  --------
    Total current assets..................................     568.1     691.9
Property, plant and equipment, net of accumulated depreci-
 ation and amortization...................................     240.7     310.0
Intangibles, net of accumulated amortization..............     264.3     381.3
Investment in EGS.........................................     133.1       --
Pension asset.............................................     127.5     104.9
Other assets..............................................      54.3      62.9
                                                            --------  --------
    Total assets..........................................  $1,388.0  $1,551.0
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current maturities of long-
   term debt..............................................  $    9.0  $    5.6
  Accounts payable........................................     142.7     187.3
  Accrued expenses........................................     184.4     214.6
  Income taxes............................................      40.4      31.7
                                                            --------  --------
    Total current liabilities.............................     376.5     439.2
Long-term debt, less current maturities...................     207.4     201.3
Accrued post-retirement and post-employment obligations...     112.4     133.2
Deferred income taxes.....................................      50.3      17.3
Other liabilities.........................................      11.7      16.2
                                                            --------  --------
    Total long-term liabilities...........................     381.8     368.0
Shareholders' equity:
  Common stock............................................      78.5      78.2
  Additional paid-in capital..............................     367.2     337.1
  Retained earnings.......................................     746.7     667.4
  Cumulative translation adjustments and other............     (11.8)     (1.4)
                                                            --------  --------
                                                             1,180.6   1,081.3
  Common stock in treasury................................    (550.9)   (337.5)
                                                            --------  --------
    Total shareholders' equity............................     629.7     743.8
                                                            --------  --------
    Total liabilities and shareholders' equity............  $1,388.0  $1,551.0
                                                            ========  ========


              See accompanying notes to the financial statements.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                     STATEMENT OF SHAREHOLDERS' EQUITY



                                                           CUMULATIVE
                                       ADDITIONAL          TRANSLATION  COMMON
                                COMMON  PAID-IN   RETAINED ADJUSTMENTS STOCK IN
                                STOCK   CAPITAL   EARNINGS  AND OTHER  TREASURY
                                ------ ---------- -------- ----------- --------
                                     (IN MILLIONS, EXCEPT PER-SHARE DATA)

Balance at December 31, 1994... $77.4    $281.1    $620.5    $(12.1)   $(419.0)
  Restatement for Data Switch
   merger......................   --        4.8     (27.7)     (0.1)      45.7
  Net earnings.................   --        --       36.1       --         --
  Dividends declared ($0.96 per
   share)......................   --        --      (46.0)      --         --
  Purchase of common stock.....   --        --        --        --       (18.0)
  Exercise of stock options and
   savings and stock ownership
   plan funding................   0.5      18.3       --        --         8.3
  Discontinued operations......   --        --        --        7.4        --
  Translation adjustments......   --        --        --        0.9        --
                                -----    ------    ------    ------    -------
Balance at December 31, 1995...  77.9     304.2     582.9      (3.9)    (383.0)
  Net earnings.................   --        --      133.4       --         --
  Dividends declared ($0.975
   per share)..................   --        --      (48.9)      --         --
  Purchase of common stock.....   --        --        --        --        (1.2)
  Exercise of stock options and
   savings and stock ownership
   plan funding................   0.3      12.4       --        --         9.4
  Conversion of 5.75 percent
   convertible
   subordinate notes...........   --       20.5       --        --        37.3
  Translation adjustments......   --        --        --        2.5        --
                                -----    ------    ------    ------    -------
Balance at December 31,1996....  78.2     337.1     667.4      (1.4)    (337.5)
  Net earnings.................   --        --      129.6       --         --
  Dividends declared ($1.035
   per share)..................   --        --      (50.3)      --         --
  Purchase of common stock.....   --        --        --        --      (240.4)
  Exercise of stock options and
   savings and stock ownership
   plan funding................   0.3      16.1       --        --         1.5
  Conversion of 5.75 percent
   convertible subordinate
   notes.......................    --      14.0       --        --        25.5
  Minimum pension liability ad-
   justment....................   --        --        --       (1.7)       --
  Translation adjustments......   --        --        --       (8.7)       --
                                -----    ------    ------    ------    -------
Balance at December 31, 1997... $78.5    $367.2    $746.7    $(11.8)   $(550.9)
                                =====    ======    ======    ======    =======


            See accompanying notes to the financial statements.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                           STATEMENT OF CASH FLOW



                                                       INCREASE (DECREASE)
                                                     YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                    1997       1996       1995
                                                   ------  ------------- ------
                                                              (IN MILLIONS)

CASH FLOW FROM OPERATING ACTIVITIES:
Net earnings.....................................  $129.6     $133.4     $ 36.1
Adjustments to reconcile net earnings to net
 cash from operating activities:
  Cumulative effect of accounting change.........     3.7        --         --
  (Earnings) loss on disposal of discontinued
   operations....................................    (2.3)       --        64.0
  Equity in earnings of EGS......................   (11.8)       --         --
  Gains on dispositions..........................   (72.7)     (20.8)       --
  Asset write downs, transaction, consolidation
   and other charges.............................    22.9       19.7       20.1
  Deferred income taxes..........................    22.2       43.7       32.0
  Depreciation...................................    50.7       52.6       50.3
  Amortization...................................    14.6       16.6       12.5
  Pension credits................................   (14.7)      (8.8)      (9.3)
  Other, net.....................................    (2.7)       5.5        4.4
  Changes in assets and liabilities,  net of effects from  acquisitions and divestitures:
    Accounts receivable..........................   (17.5)     (30.8)     (15.4)
    Inventories..................................     8.4      (10.4)      21.4
    Prepaid expenses and other current assets....     5.8       11.0       18.1
    Accounts payable.............................    (8.8)      28.8      (14.2)
    Accrued expenses and other...................   (27.7)     (49.0)     (71.6)
    Income taxes.................................     9.3        0.2       12.3
                                                   ------     ------     ------
Net cash from operating activities...............   109.0      191.7      160.7
                                                   ------     ------     ------
CASH FLOW FROM INVESTING ACTIVITIES:
Divestitures.....................................   216.9       94.4       53.4
Capital expenditures.............................   (56.5)     (59.3)     (49.0)
Acquisitions, net of cash acquired...............   (11.0)       --      (272.4)
Other, net.......................................     5.5       (2.8)      15.3
                                                   ------     ------     ------
Net cash from investing activities...............   154.9       32.3     (252.7)
                                                   ------     ------     ------
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of long-term debt.......................   170.5      115.3      273.2
Redemption of long-term debt.....................  (118.1)    (288.5)    (134.0)
Purchase of common stock.........................  (240.4)      (1.2)     (18.0)
Issuance of common stock.........................    11.4       14.7       17.1
Dividends paid...................................   (51.7)     (47.6)     (45.6)
                                                   ------     ------     ------
Net cash from financing activities...............  (228.3)    (207.3)      92.7
                                                   ------     ------     ------
Effect of exchange rate changes on cash and cash
 equivalents.....................................    (3.3)       --         --
                                                   ------     ------     ------
Net changes in cash and cash equivalents.........    32.3       16.7        0.7
                                                   ------     ------     ------
Cash and cash equivalents at beginning of year...    17.7        1.0        0.3
                                                   ------     ------     ------
Cash and cash equivalents at end of year.........  $ 50.0     $ 17.7     $  1.0
                                                   ======     ======     ======
Interest paid....................................  $ 11.6     $ 25.7     $ 27.3
Income taxes paid................................    87.0       44.0       15.7
Noncash investing and financing activities:
  Conversion of convertible debt into common
   stock.........................................  $ 39.3     $ 57.4     $  --
  Contribution of GSEG's net assets to EGS joint
   venture.......................................   119.4        --         --


            See accompanying notes to the financial statements.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                     NOTES TO THE FINANCIAL STATEMENTS
                (Dollars in millions, except per-share data)

1. ACCOUNTING POLICIES

  CONSOLIDATION: The financial statements include the accounts of General Signal Corporation and consolidated subsidiaries after elimination of intercompany accounts and transactions. Investments in unconsolidated companies where management exercises significant influence are accounted for using the equity method.

  CASH EQUIVALENTS: The company considers its highly liquid money market investments with original maturities of three months or less to be cash equivalents.

  INVENTORIES: Inventories are stated at the lower of cost or market. Cost is primarily determined using the first-in, first-out (FIFO) method. All other inventories are valued using the last-in, first-out (LIFO) method.

  PROPERTY: Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of assets, which do not exceed 40 years for buildings and range from 3 to 10 years for machinery and equipment. Leasehold improvements are amortized over the life of the related asset or the life of the lease, whichever is shorter.

  INTANGIBLES: Intangible assets (primarily the excess of purchase price over the fair value of net assets acquired) are amortized on a straight-line basis over periods not exceeding 40 years. Intangibles assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses are recognized if expected cash flows of the related assets are less than their carrying values.

  REVENUE RECOGNITION: Revenues are primarily recognized as products are shipped and services are rendered. The percentage-of-completion method of accounting is followed for long-term contracts. Under this method, earnings accrue as contracts progress toward completion, generally based on the percentage of costs incurred or the units of product delivered.

  FINANCIAL INSTRUMENTS: The company does not enter into financial instruments for speculation or trading purposes. The net amount to be paid or received under interest rate swap agreements is accrued over the life of the agreement as a separate component of interest expense. Gains and losses related to forward foreign exchange and option contracts that qualify for hedge accounting treatment are deferred and offset against losses and gains when the underlying transaction occurs. Gains or losses at the time of maturity, termination, sale or repayment of a financial instrument contract designated as a hedge are included in earnings. The fair values of interest rate swap agreements and forward foreign exchange and option contracts are not recognized in the financial statements.

  ENVIRONMENTAL: The company's environmental accruals cover all anticipated costs, including investigation, remediation, and operation and maintenance of clean-up sites. Environmental obligations generally are not discounted and are not reduced by anticipated insurance recoveries.

  STOCK COMPENSATION: The company accounts for the options granted under its stock incentive program by recognizing as compensation any excess of quoted market price over exercise price at the date of grant.

  ACCOUNTING CHANGES: In February 1997, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (SFAS No. 128), which revises the methodology of calculating earnings per share. The company adopted SFAS No. 128 in the fourth quarter of 1997. Earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130) and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 130 and SFAS No. 131 are effective for financial statements for fiscal years beginning after December 15, 1997. The company is studying the application of the new statement. The adoption of these statements will have no impact on the company's consolidated results of operations, financial position or cash flow.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  In November 1997, the Emerging Issues Task Force (EITF) of the FASB issued consensus 97-13, "Accounting for Costs Incurred in Connection with a Consulting Engagement or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation" (EITF 97-13). EITF 97-13 requires all previously capitalized business process reengineering costs to be expensed as a cumulative effect of a change in accounting principle. The company recorded a charge of $3.7, net of tax, in connection with EITF 97-13 in the fourth quarter of 1997.

  In December 1997, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132), which revises disclosure requirements for employers' pensions and other retiree benefits. The statement is effective for financial statements for fiscal years beginning after December 15, 1997. The company is studying the application of the new statement. The adoption of this statement will have no impact on the company's consolidated results of operations, financial position or cash flow.

  USE OF ESTIMATES: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS: Certain reclassifications were made to conform prior years' data to the current presentation.

2. ACCOUNTS RECEIVABLE

  Accounts receivable were net of allowances for doubtful accounts of $12.3 and $10.0 at December 31, 1997 and 1996, respectively.

3. INVENTORIES



                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------

     Finished goods............................................. $ 43.9  $ 80.8
     Work in process............................................   38.3    63.2
     Raw material and purchased parts...........................   87.3   117.1
                                                                 ------  ------
     Total FIFO cost............................................  169.5   261.1
     Excess of FIFO cost over LIFO inventory value..............  (12.7)  (20.5)
                                                                 ------  ------
                                                                 $156.8  $240.6
                                                                 ======  ======

  Inventories valued using LIFO were approximately $48.6 and $61.9 at December 31, 1997 and 1996, respectively. In 1996, the company recorded a LIFO liquidation, which increased net income by $1.0. In 1997, included in the gain on sale of General Signal Pump Group (GSPG) was a LIFO liquidation of $2.0. Additionally, $5.3 of the excess of FIFO cost over LIFO inventory value was transferred from General Signal Electrical Group (GSEG) to the investment in EGS Electrical Group LLC (EGS). In 1996, included in the gain on sale of the Kinney Vacuum Company (Kinney) was a LIFO liquidation of approximately $1.1. Progress payments, netted against work in process at year end, were $10.1 in 1997 and $11.0 in 1996.

4. CONTRACTS IN PROGRESS

  Prepaid expenses and other current assets include contracts in progress of $3.4 and $7.8 at December 31, 1997 and 1996, respectively. Contracts in progress represent revenue recognized on a percentage-of-completion basis over related progress billings of $60.5 and $36.0 at December 31, 1997 and 1996, respectively. Substantially all contracts in progress at year end are billed during the subsequent year.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

5. PROPERTY, PLANT AND EQUIPMENT

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------

     Land..................................................... $   9.5  $  12.2
     Buildings and leasehold improvements.....................   150.7    173.7
     Machinery and equipment..................................   416.1    561.4
                                                               -------  -------
                                                                 576.3    747.3
     Accumulated depreciation and amortization................  (335.6)  (437.3)
                                                               -------  -------
                                                               $ 240.7  $ 310.0
                                                               =======  =======

6. INTANGIBLES

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------

     Excess of cost over net assets acquired.................. $ 298.0  $ 465.3
     Other intangibles........................................    34.3     40.4
                                                               -------  -------
                                                                 332.3    505.7
     Accumulated amortization.................................   (68.0)  (124.4)
                                                               -------  -------
                                                               $ 264.3  $ 381.3
                                                               =======  =======


  In the third quarter of 1997, the company sold GSPG and contributed the net assets of GSEG to EGS. As a result of these transactions, intangible assets decreased by approximately $102.

7. EGS JOINT VENTURE

  In the fourth quarter of 1997, the company and Emerson Electric Company formed EGS, a joint venture combining Emerson Electric's Appleton Electric operations and the company's GSEG. The company contributed substantially all of the operating assets of GSEG in exchange for 47.5 percent of EGS. The company accounts for its investment in EGS under the equity method of accounting. EGS operates primarily in the United States, Canada and Mexico. EGS's operations for the period from September 15, 1997 to December 31, 1997 were the following:



     EGS:
     ----

     Net sales...........................................................$162.0
     Gross profit........................................................  62.5
     Net income..........................................................  24.5


  The company's equity in earnings of EGS at December 31, 1997 was $11.8. The company's investment in EGS is approximately $17 less than its equity in the joint venture's net assets at December 31, 1997. This difference is being amortized on a straight-line basis over an estimated economic life of 40 years.

  Condensed balance sheet information of EGS as of December 31, 1997 is as follows:



     Current assets..................................................... $149.0
     Noncurrent assets..................................................  241.7
     Current liabilities................................................   59.4
     Noncurrent liabilities.............................................   16.0

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

8. ACCRUED EXPENSES
                                                                   DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------

     Payroll and compensation.................................... $ 53.5 $ 62.5
     Environmental and legal.....................................   25.3   26.9
     Dispositions and special items..............................    9.2   23.0
     Other.......................................................   96.4  102.2
                                                                  ------ ------
                                                                  $184.4 $214.6
                                                                  ====== ======

9. INCOME TAXES

  For financial reporting purposes, earnings from continuing operations before income taxes includes the following components:

                                                       YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------

     Pretax income:
       United States...............................  $ 236.0  $ 205.6  $ 151.5
       Foreign.....................................     16.8     16.8      4.9
                                                     -------  -------  -------
                                                      $252.8  $ 222.4  $ 156.4
                                                     =======  =======  =======

  The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the company's effective income tax rate is as follows:


                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                       1997     1996     1995
                                                     -------  -------  -------

     Tax at U.S. federal statutory rate............     35.0%    35.0%    35.0%
     State and local income taxes, net of U.S. fed-
      eral benefit.................................      5.3      4.2      5.5
     Foreign sales corporation.....................     (1.8)    (1.3)    (1.7)
     Goodwill amortization.........................      1.6      1.9      2.1
     Income from Puerto Rican operations...........     (0.2)    (0.2)    (0.7)
     Foreign rates and foreign dividends...........      0.6      0.4     (1.4)
     Reduction in valuation allowance..............     (0.9)      --     (4.5)
     Disposition basis differences.................      8.6       --       --
     Other.........................................       --       --      1.7
                                                     -------  -------  -------
                                                        48.2%    40.0%    36.0%
                                                     =======  =======  =======

  The components of the provision for income taxes are as follows:


                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1997    1996     1995
                                                      -------- ------- --------

     Current:
       Federal......................................  $   74.3 $  32.8 $   14.2
       Foreign......................................       8.5     4.9      3.4
       State........................................      16.0     7.6      6.7
                                                      -------- ------- --------
         Total current..............................      98.8    45.3     24.3
                                                      -------- ------- --------
     Deferred:
       Federal......................................      17.5    34.2     (6.5)
       Foreign......................................       0.5     1.9     (2.6)
       State........................................       4.2     7.6      5.2
                                                      -------- ------- --------
         Total deferred.............................      22.2    43.7     (3.9)
                                                      -------- ------- --------
                                                        $121.0 $  89.0 $   20.4
                                                      ======== ======= ========

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  Income tax expense (income) is included in the financial statements as follows:

                                                                YEAR ENDED
                                                                DECEMBER 31,
                                                           --------------------
                                                            1997   1996   1995
                                                           ------  ----- ------

     Continuing operations................................ $121.8  $89.0 $ 56.3
     Discontinued operations..............................    1.5    --   (35.9)
     Cumulative effect of accounting change...............   (2.3)   --     --
                                                           ------  ----- ------
     Total income tax expense............................. $121.0  $89.0 $ 20.4
                                                           ======  ===== ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------

     Deferred tax assets:
       Acquired tax benefits and basis differences.............  $ 21.0  $ 29.0
       Other post-retirement and post-employment benefits......    53.7    58.3
       Losses on dispositions and restructuring................     4.0    11.7
       Inventories.............................................    16.2    14.8
       NOL and credit carry-forwards...........................    21.2    32.9
       Other...................................................    38.9    32.0
                                                                 ------  ------
         Total deferred tax assets.............................   155.0   178.7
       Valuation allowance.....................................   (16.7)  (30.0)
                                                                 ------  ------
         Net deferred tax assets...............................   138.3   148.7
     Deferred tax liabilities:
       Accelerated depreciation................................    27.9    35.7
       Pension credits.........................................    49.1    39.0
       Reliance gain...........................................    19.8    19.8
       Basis difference in EGS.................................    23.2     --
       Other...................................................    15.9    15.6
                                                                 ------  ------
         Total deferred tax liabilities........................   135.9   110.1
                                                                 ------  ------
                                                                 $  2.4  $ 38.6
                                                                 ======  ======

  Realization of deferred tax assets associated with the net operating loss
(NOL) and credit carry-forwards is dependent upon generating sufficient taxable income prior to their expiration. Management believes that there is a risk that certain of these NOL and credit carry-forwards may expire unused and, accordingly, has established a valuation allowance against them. Although realization is not assured for the remaining deferred tax assets, management believes it is more likely than not that the net deferred tax assets will be realized through future taxable earnings or alternative tax strategies. However, the net deferred tax assets could be reduced in the near term if management's estimates of taxable income during the carry-forward period are significantly reduced or alternative tax strategies are no longer viable. The valuation allowance decreased in 1997 and 1996 by $13.3 and $3.6, respectively.

  At December 31, 1997, the following net federal operating loss and tax credit carry-forwards were available:

                                                               OPERATING   TAX
     EXPIRATION DATES                                           LOSSES   CREDITS
     ----------------                                          --------- -------

      1998-1999...............................................   $5.0     $8.7
      2000-2001...............................................    2.1      --
      2002-2003...............................................    0.6      --

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  Undistributed earnings of the company's foreign subsidiaries amounted to approximately $62.3 at December 31, 1997. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. If these earnings were distributed, the company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, unrecognized foreign tax credit carry-overs would be available to reduce some portion of the U.S. liability. Withholding taxes of approximately $4.0 would be payable upon remittance of all previously unremitted earnings at December 31, 1997.

10. DEBT

                                                                  DECEMBER 31,
                                                                 -------------
                                                                  1997   1996
                                                                 ------ ------

     5.75% Convertible Subordinated Notes....................... $  --  $ 42.6
     Commercial paper: 1997 at 6.1% and 1996 at 5.6%............  116.4  114.5
     Medium-term Notes: $25 at 7.0% due 2000, $25 at 7.114% due
      2002......................................................   50.0    --
     Industrial Revenue Bonds due 2000-2008;
      no stipulated principal repayments prior to maturity
      (primarily variable rate).................................   32.5   36.0
     Other long-term borrowings.................................   14.0   12.8
                                                                 ------ ------
                                                                  212.9  205.9
     Less current maturities....................................    5.5    4.6
                                                                 ------ ------
                                                                 $207.4 $201.3
                                                                 ====== ======
     Short-term notes payable to banks.......................... $  3.5 $  1.0
                                                                 ====== ======


  On December 12, 1996, the company called for the redemption of its 5.75 percent convertible subordinated notes. Through December 31, 1996, notes with a face value of $57.4 had been converted into 1.5 million shares of the company's common stock, with an additional $39.3 converted into 1.0 million shares on January 2, 1997. The balance of the notes of $3.3 was redeemed for cash.

  Long-term debt maturing during each of the four years after 1998 is $2.7, $35.7, $3.6 and $144.2.

  The company maintains credit arrangements with banks in the U.S. and abroad which aggregated approximately $605 and $604 at December 31, 1997 and 1996, respectively. At December 31, 1997, the company had a committed revolving credit agreement of $180.0 that matures on May 28, 1998, and a committed revolving credit agreement of $360.0 that matures on May 28, 2002. The agreements permit domestic and Eurodollar borrowings at interest rates offered to investment grade customers. The agreements also are convertible into one- year term loans at maturity.

  Commercial paper is classified as long-term debt as the company maintains long-term committed credit agreements to support these borrowings and intends to refinance them on a long-term basis, either through continued commercial paper borrowings or the issuance of medium-term notes.

  The company has a $300.0 financing program under a universal shelf registration that permits the issuance of junior or senior debt, convertible securities, equity warrants and preferred shares under one filing without specifying any dollar amounts for any security. On April 30, 1996, the company filed a prospectus supplement which allows the company to issue medium-term senior notes or medium-term subordinated notes under the shelf registration. As of December 31, 1997, $50.0 had been issued under the shelf registration.

  The company has an interest rate exchange agreement, expiring in March 2000, with a financial institution to limit exposure to interest rate volatility on the commercial paper. The transaction has a notional principal amount of $25.0 at December 31, 1997 and 1996. The company monitors the risk of default by the swap counterparty and does not anticipate non-performance. At December 31, 1997, termination of this agreement would result in a $1.5 loss.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

11. FOREIGN EXCHANGE CONTRACTS

  The company conducts its business in various foreign currencies. Accordingly, the company is subject to the typical currency risks and exposures that arise as a result of changes in the relative value of currencies. The risks are often referred to as transactional, commitment, translational and economic currency exposures. The company's policy stresses risk reduction and specifically prohibits speculation. The policy's three basic objectives are to reduce currency risk on a consolidated basis, to protect the functional currency value of foreign currency-denominated cash flows and to reduce the volatility that changes in foreign exchange rates may present to operating income.

  The company utilizes natural hedges and offsets to reduce exposures and also combines positions to reduce the cost of hedging. The company entered into forward foreign exchange contracts to hedge net consolidated currency transaction exposure for periods consistent with the terms of the underlying transactions, extending through September 17, 1998.

  Foreign currency forward or option contracts are not used for trading purposes, and these contracts do not subject the company to currency risk from exchange rate movements. At December 31, 1997, the company had approximately $15.1 of such contracts outstanding.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and cash equivalents, short- and long-term debt, and foreign currency contracts had fair values, based upon quoted prices or discounted cash flow analyses, that approximated their carrying amounts. Financial guarantees and letters of credit were issued by the company in the ordinary course of business, and had a fair value of approximately $104.3 as of December 31, 1997. The fair values of financial guarantees and letters of credit were based on the face value of the underlying instruments, after deducting the amount related to those instruments that are recorded as liabilities, and the related amounts accrued.

13. CONTINGENCIES AND COMMITMENTS

  LITIGATION: The company and certain of its subsidiaries are defendants in legal proceedings incidental to its business. Although the ultimate disposition of these proceedings is not presently determinable, management does not expect the outcome to have a material adverse impact on the company's financial position or results of operations.

  LEASES: The future minimum rental payments under leases with remaining noncancelable terms in excess of one year are:



      Year ending December 31,
      ------------------------

       1998.............................................................. $10.5
       1999..............................................................   8.2
       2000..............................................................   5.8
       2001..............................................................   2.6
       2002..............................................................   3.6
       Subsequent to 2002................................................   4.6
                                                                          -----
         Total minimum payments.......................................... $35.3
                                                                          =====

  Total rent expense in 1997, 1996 and 1995 was $19.2, $20.3 and $21.1, respectively.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

14. ENVIRONMENTAL MATTERS

  The company is involved in various stages of investigation and remediation relative to environmental protection matters, arising from its own initiative, from indemnification of purchasers of divested operations, or from legal or administrative proceedings, some of which include waste disposal sites. In certain instances, the company may be exposed to joint and several liability for remedial action or damages. The company, along with several other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA and state counterpart statutes.

  The potential costs related to such matters and the possible impact on future operations are uncertain due in part to the complexity of government laws and regulations and their interpretations, the varying costs and effectiveness of clean-up technologies, the uncertain level of insurance or other types of recovery, and the questionable level of the company's responsibility. The company estimates that costs of investigation and remediation will be approximately $25 and has included this amount in accrued expenses in the accompanying balance sheet. It is at least reasonably possible, however, that a change in this estimate will occur. In management's opinion, after considering reserves established for such purposes, remedial actions for compliance with the present laws and regulations governing the protection of the environment are not expected to have a material adverse impact on the company's results of operations or financial position.

15. CAPITAL STOCK

  PREFERRED STOCK: 10 million shares of cumulative preferred stock, par value $1.00 per share, are authorized but unissued.

  COMMON STOCK: 150 million shares are authorized, with 65.0 million issued in 1997 and 64.6 million issued in 1996. The 1.96 million shares issued through 1969 have a par value of $6.67 per share. Shares issued since then have a par value of $1.00 per share.

  TREASURY STOCK:

                                                                  NUMBER OF
                                                                   SHARES
                                                              ----------------
                                                              1997  1996  1995
                                                              ----  ----  ----
                                                              (IN MILLIONS)

     Balance at beginning of year............................ 13.2  15.0  16.6
     Restatement for Data Switch merger......................  --    --   (1.8)
     Common stock reacquired.................................  5.8   --    0.5
     Common stock issued under the company's incentive com-
      pensation and savings and stock ownership plans........ (0.1) (0.3) (0.3)
     Conversion of convertible subordinated notes............ (1.0) (1.5)  --
                                                              ----  ----  ----
     Balance at end of year.................................. 17.9  13.2  15.0
                                                              ====  ====  ====

  On June 19, 1997, the Board of Directors approved a stock buy-back program of up to $150.0 subject to the consummation of the GSPG divestiture. On September 18, 1997, the Board of Directors approved an increase of this program to $300.0. The program is expected to be completed by the end of 1998. As of January 23, 1998, 3.4 million shares were repurchased under this program for $145.1.

  On December 12, 1996, the Board of Directors approved a stock buy-back program of up to $100.0 to offset any shares issued as a result of the call for the redemption of the 5.75 percent convertible subordinated notes. On April 17, 1997, the program was completed with the total of 2.5 million shares repurchased for $100.0.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  In March 1994, the company's Board of Directors approved a program, which concluded in March 1996, to repurchase up to 3.4 percent or 1.6 million shares of the common stock outstanding at that time. These shares were purchased systematically in open market transactions after the Board's approval and were used to offset dilution from the increased exercise of employee stock options arising from the company's executive stock ownership program. Approximately 1.1 million shares were repurchased under this program.

  WARRANTS: In connection with the Data Switch merger, the company assumed 1,452 warrants that are redeemable at $34.83 per share and 14,357 warrants that are redeemable at $16.54 per share. In 1997 and 1996, 718 and 13,639, respectively, of these warrants were redeemed for shares of common stock.

  SHAREHOLDER RIGHTS PLAN: On February 1, 1996, the Board of Directors declared a dividend distribution of one common stock purchase right for each share of common stock. The rights trade with the common stock and are not currently exercisable. Each right entitles the shareholder to buy the company's or the acquiring company's stock valued at $300 per share for a price of $150 per share upon the occurrence of specific events. The company may redeem the rights for 10 days (subject to a further 20-day extension) for one cent per right, after a person or entity acquires 20 percent or more of the common stock. The provisions do not apply to rights that are beneficially owned by the acquirer.

16. EMPLOYEE BENEFIT PLANS

  PENSION PLANS: The company's pension plans cover substantially all salaried and hourly paid employees, including certain employees in foreign countries. The plans generally provide benefit payments using a formula based on an employee's compensation and length of service or, in some cases, stated amounts for each year of service. The company funds United States pension plans in amounts equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, plus additional amounts that may be approved from time to time. Substantially all plan assets are invested in cash and short-term investments or listed stocks and bonds and real estate. Plan assets and obligations of non-U.S. subsidiaries are not material. The periodic net pension income related to continuing operations is comprised of the following:

                                                           YEAR ENDED
                                                           DECEMBER 31,
                                                       ----------------------
                                                        1997    1996    1995
                                                       ------  ------  ------

     Service cost - benefits earned during the
      period.........................................  $ 11.7  $ 14.6  $  8.9
     Interest cost on projected benefit obligation...    32.8    32.7    32.6
     Actual return on assets.........................   (89.5)  (77.4)  (45.7)
     Net amortization and deferral...................    30.3    21.3    (5.1)
                                                       ------  ------  ------
       Net pension income............................  $(14.7) $ (8.8) $ (9.3)
                                                       ======  ======  ======
     The actuarial assumptions used were:
     Discount rate...................................    7.60%   7.60%   7.00%
     Rate of increase in compensation levels.........    5.00%   5.00%   5.00%
     Expected long-term rate of return on assets.....    9.50%   9.50%   9.50%

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  The following table sets forth the plans' funded status and amounts recognized in the balance sheet:
                                                        DECEMBER 31,
                                              --------------------------------
                                                   1997             1996
                                              ---------------  ---------------
                                               OVER    UNDER    OVER    UNDER
                                              FUNDED   FUNDED  FUNDED   FUNDED
                                              -------  ------  -------  ------

     Actuarial present value of obligations:
     Vested benefit obligation..............  $(445.0) $(4.6)  $(343.0) $(71.2)
                                              -------  -----   -------  ------
     Accumulated benefit obligation.........   (464.8)  (5.0)   (361.2)  (73.7)
                                              -------  -----   -------  ------
     Fair value of plan assets..............    633.8    --      522.9    62.4
     Projected benefit obligation...........   (483.6)  (4.4)   (377.7)  (76.1)
                                              -------  -----   -------  ------
     Plan assets in excess of (less than)
      projected benefit obligation..........    150.2   (4.4)    145.2   (13.7)
     Unrecognized net (gain) loss...........     (3.2)   2.2     (10.5)    4.0
     Prior service cost not yet recognized
      in net pension cost...................      4.9    1.1       6.0     3.1
     Unrecognized net asset.................    (19.4)   0.2     (24.5)   (4.7)
     Adjustment to recognize minimum liabil-
      ity...................................      --    (4.1)      --      --
                                              -------  -----   -------  ------
     Prepaid (accrued) pension..............  $ 132.5  $(5.0)  $ 116.2  $(11.3)
                                              =======  =====   =======  ======

  A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The minimum liability adjustment, less allowable intangible assets, net of tax benefit, is reported as a reduction of shareholders' equity. At December 31, 1997, the company recorded a minimum pension liability adjustment, net of tax, of $1.7.

  Under the Savings and Stock Ownership Plan and other supplemental plans, the company matches employee contributions in cash and common stock equal to a percentage of certain amounts contributed by employees. The company's contributions under these plans amounted to $13.2 in 1997, $10.6 in 1996 and $8.2 in 1995. Effective July 1, 1997, the contributions were invested in funds based on employee direction. Prior to July, the contributions were invested in shares of the company's common stock. At December 31, 1997, the plans held 2.4 million shares and 0.6 million shares were reserved for issuance.

  NON-PENSION RETIREMENT BENEFITS: The company and its U.S. subsidiaries have post-retirement plans that provide health and life insurance benefits for retirees. Some of these plans require employee contributions at varying rates. Not all employees are eligible to receive these benefits, with eligibility governed by the plan(s) in effect at a particular location.

  The accumulated post-retirement benefit obligation at December 31, 1997 was determined using the terms of the company's various plans, together with relevant actuarial assumptions and health care cost trend rates projected at estimated annual rates ranging from 6.6 percent in 1997 and
6.4 percent in 1998, to 5.0 percent through the year 2006, and a weighted average discount rate of 7.0 percent. Generally, where applicable, the discount rate and the actuarial assumptions used for pension plans also apply to the non-pension retirement plans. A one percent annual increase in these assumed cost trend rates would increase the accumulated post-retirement benefit obligation by approximately $0.9, and annual service costs by approximately $0.1. Certain of the company's non-U.S. subsidiaries have similar plans for retirees. The company's obligations for such plans are not material.

  The net periodic post-retirement benefit cost related to continuing operations is composed of the following:
                                                                YEAR ENDED
                                                                DECEMBER 31,
                                                             -----------------
                                                             1997  1996  1995
                                                             ----  ----  -----

     Service cost for benefits attributed to service during
      the period...........................................  $0.4  $0.6  $ 0.4
     Interest cost on the accumulated post-retirement
      benefit obligation...................................   6.2   6.0    4.5
     Net amortization and deferral.........................  (4.3) (4.5)  (5.5)
                                                             ----  ----  -----
       Net periodic post-retirement benefits...............  $2.3  $2.1  $(0.6)
                                                             ====  ====  =====
                                    F-17

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  The following table shows the plans' funded status and amounts recognized in the balance sheet:

                                                         DECEMBER 31,
                                              --------------------------------
                                                   1997             1996
                                              ---------------  ---------------
                                              HEALTH    LIFE   HEALTH    LIFE
                                              -------  ------  -------  ------

     Accumulated post-retirement benefit obligation:
       Retirees............................   $ (58.9) $(16.2) $ (55.8) $(15.3)
       Fully-eligible active plan
        participants.......................      (3.1)   (1.2)    (1.3)   (0.2)
       Other active plan participants......      (3.2)   (1.4)    (8.2)   (3.1)
                                              -------  ------  -------  ------
         Total.............................     (65.2)  (18.8)   (65.3)  (18.6)
     Unrecognized net gain.................     (13.8)   (1.2)   (20.4)   (1.7)
     Unrecognized prior service cost.......     (12.6)    --     (19.5)     --
                                              -------  ------  -------  ------
     Accrued post-retirement benefit cost..     (91.6)  (20.0)  (105.2)  (20.3)
     Less amounts classified as current....       7.3     1.3      7.3     1.3
                                              -------  ------  -------  ------
                                              $ (84.3) $(18.7) $ (97.9) $(19.0)
                                              =======  ======  =======  ======

  During 1997, the company's accrued post-retirement benefit cost was reduced by curtailment gains and settlement gains of approximately $7.9 related to the disposition of GSPG and the formation of EGS. The curtailment gain recognized on the disposition of GSPG is included in the gain on sale amount. The curtailment and settlement gains resulting from the formation of EGS were included in the investment in EGS.

  The unrecognized prior service cost at December 31, 1997 and 1996 represents unamortized amounts for plan amendments, resulting from revisions to company- sponsored health plans, which reduced benefit levels.

  STOCK INCENTIVE PROGRAM: The company has a stock incentive program whereby executive officers and designated employees have been or may be granted restricted stock and options to purchase shares of company common stock. Restricted stock awards were granted during 1997 and 1996 for 25,000 shares and 11,568 shares of company common stock with a weighted-average price of $43.50 per share and $40.31 per share, respectively. The restricted stock awards granted in 1997 and 1996 vest at certain rates over a three-to-five- year period. Non-employee directors may elect to defer all or part of their cash compensation as directors and to receive in lieu thereof restricted stock. No restricted stock awards granted in 1997 were received by non-employee directors. In 1996, of the 11,568 shares granted, 3,068 shares of company common stock were received by three non-employee directors, subject to a five-year restriction period. Total compensation expense for restricted stock for 1997 and 1996 was $1.0 and $1.2, respectively.

  Options are exercisable during specified dates at prices at least equal to 100 percent of the fair market value on the date of grant. The exercise price of General Signal stock options granted in 1997 and 1996 equaled the market value on the date of grant. All options granted have 10-year terms, and vest and become fully exercisable at the end of four years of continued employment, except for options granted to non-employee directors which vest immediately. In 1997, of the 532,000 shares granted, 14,000 shares of company common stock were received by seven non-employee directors. No options were granted to non- employee directors in 1996. As of December 31, 1997 and 1996, 4.3 million and 4.6 million shares, respectively, of company common stock were reserved for issuance under the stock incentive program.

  The company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense has been recognized.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which also requires that the information be determined as if the company had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair-value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                                                     1997     1996     1995
                                                    -------  -------  -------

     Risk-free interest rate.......................    5.71%    4.77%    5.39%
     Dividend yield................................    2.40%    2.54%    2.76%
     Expected volatility of market price of
      company's common stock.......................   0.233    0.235     0.20
     Expected option life.......................... 5 years  5 years  5 years

  The risk-free interest rate is based on treasury bill rates. For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The company's pro forma information is as follows:


                                                     1997     1996     1995
                                                    -------  -------  -------

     Pro forma net income..........................  $128.0   $132.5    $35.7
     Pro forma basic earnings per share............  $ 2.55   $ 2.67    $0.73
     Pro forma diluted earnings per share..........  $ 2.55   $ 2.60    $0.76


  These pro forma effects may not be representative of the effects on future years because of the prospective application required by SFAS No. 123, and the fact that options vest over several years and new grants generally are made each year.

  OPTION ACTIVITY: The following table shows the option activity for the three years ended December 31, 1997. Options granted and exercised by Data Switch prior to the merger date are included in the 1995 activity.


                                                                       WEIGHTED-
                                                                       AVERAGE
                                                         OPTION PRICE  EXERCISE
                                              SHARES       PER SHARE     PRICE
                                           ------------- ------------- ---------
                                           (IN MILLIONS)

  Options outstanding at December 31, 1994.     2.2      $19.44-$37.25   $29.32
  Restatement for Data Switch merger.......     0.2       13.94-56.63     27.46
  Options granted..........................     0.7       21.80-38.25     35.82
  Options exercised........................    (0.5)      13.94-35.38     25.03
  Options terminated.......................    (0.2)      13.94-53.98     32.71
                                               ----      -------------   ------
  Options outstanding at December 31, 1995.     2.4      $13.94-$56.63   $31.30
  Options granted..........................     0.4       36.50-42.63     41.26
  Options exercised........................    (0.3)      13.94-39.64     26.71
  Options terminated.......................    (0.1)      13.94-53.98     31.42
                                               ----      -------------   ------
  Options outstanding at December 31, 1996.     2.4      $13.94-$56.63   $33.73
  Options granted..........................     0.5       37.25-51.00     43.09
  Options exercised........................    (0.4)      13.94-47.02     27.20
  Options terminated.......................    (0.1)      13.94-56.63     36.81
                                               ----      -------------   ------
  Options outstanding at December 31, 1997.     2.4      $13.94-$53.98   $36.70
                                               ====      =============   ======
  Options exercisable:
    1997...................................     1.3      $13.94-$53.98   $32.91
    1996...................................     1.4       13.94-56.63     31.13
    1995...................................     1.1       13.94-56.63     29.16


  The weighted-average fair value of options granted during 1997, 1996 and 1995 was $10.85 per share, $9.08 per share and $7.36 per share, respectively.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  The following table summarizes information concerning currently outstanding and exercisable options:



                           OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                    --------------------------------- --------------------- ---
                                 WEIGHTED-
                                  AVERAGE   WEIGHTED-             WEIGHTED-
     RANGE OF                    REMAINING   AVERAGE               AVERAGE
     EXERCISE         NUMBER    CONTRACTUAL EXERCISE    NUMBER    EXERCISE
       PRICES       OUTSTANDING    LIFE       PRICE   EXERCISABLE   PRICE
     --------       ----------- ----------- --------- ----------- ---------
                                (NUMBER OF SHARES IN THOUSANDS)

     $10-$20.......       20       5.81      $16.23         18     $16.19
     $20-$30.......      232       2.46       25.61        224      25.72
     $30-$40.......    1,279       4.94       34.24        996      33.89
     $40-$50.......      883       9.09       43.56        106      41.43
     $50-$60.......        5       6.48       52.02          2      53.98
                       -----                             -----
                       2,419                             1,346
                       =====                             =====


17. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share from continuing operations:


                                                              YEAR ENDED
                                                              DECEMBER 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
Numerator:
  Numerator for basic earnings per share-earnings from
   continuing
   operations..........................................  $131.0  $133.4  $100.1
  Effect of dilutive securities:
    5.75 percent convertible subordinated notes........     0.2     3.5     3.8
                                                         ------  ------  ------
    Numerator for diluted earnings per share-income
     available to common shareholders after assumed
     conversion........................................  $131.2  $136.9  $103.9
                                                         ======  ======  ======
Denominator (shares in millions):
  Denominator for basic earnings per share-weighted-av-
   erage shares........................................    50.2    49.7    49.2
  Effect of dilutive securities:
    Employee stock options.............................     0.2     0.2     0.1
    5.75 percent convertible subordinated notes........     0.1     2.5     2.5
    Restricted stock compensation......................    (0.1)   (0.1)   (0.1)
    Contingent restricted stock awards.................     --      --      0.1
                                                         ------  ------  ------
  Dilutive potential common shares.....................     0.2     2.6     2.6
                                                         ------  ------  ------
    Denominator for diluted earnings per share-adjusted
     weighted-average shares and assumed conversions...    50.4    52.3    51.8
                                                         ======  ======  ======
Basic earnings per share from continuing operations....  $ 2.61  $ 2.68  $ 2.04
                                                         ======  ======  ======
Diluted earnings per share from continuing operations..  $ 2.60  $ 2.62  $ 2.01
                                                         ======  ======  ======

  For additional disclosures regarding the 5.75 percent subordinated notes and the employee stock options, see pages F-13 and F-18 through F-20.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

18. BUSINESS COMBINATIONS

  During the three-year period ended December 31, 1997, the company acquired four entities for cash and common stock valued at $350.7 plus the assumption of liabilities. The acquisitions, except Data Switch Corporation (Data Switch), were accounted for as purchases, and, accordingly, the results of operations of the acquired companies are included in the statement of earnings for the periods during which they were owned by the company. Data Switch was accounted for as pooling of interests. The following paragraphs discuss significant mergers and acquisitions made during the three years ended December 31, 1997.

  On June 13, 1995, the company completed a cash-tender offer for Best Power Technology, Inc. (Best Power). Best Power is a manufacturer of uninterruptible power supply products, which provide backup power to protect computers, information networks and other critical systems from power line disturbances. The aggregate purchase price was $206.3, creating goodwill of $167.1. The purchase price was financed through the issuance of commercial paper. The company recorded a $7.4 before-tax charge ($4.8 after-tax) during the second quarter of 1995, primarily for severance and other consolidation costs relating to the combination of General Signal and Best Power locations.

  On July 27, 1995, the company acquired MagneTek Electric Inc. (Waukesha Electric) for $73.9, creating goodwill of $46.2. Waukesha Electric designs, manufactures and installs medium-power transformers and related products. The purchase price was financed through the issuance of commercial paper.

  Unaudited pro forma data for the year ended December 31, 1995 giving effect to the acquisitions of Best Power and Waukesha Electric as if they had been acquired at the beginning of 1995 are shown below:

                                                                         1995
                                                                       --------

     Net sales........................................................ $1,974.3
     Net earnings..................................................... $   36.2
     Basic earnings per share......................................... $   0.74
     Diluted earnings per share....................................... $   0.77


  On November 9, 1995, the company merged with Data Switch by exchanging
1.8 million shares of company common stock and 0.2 million rights to receive company common stock for all of the outstanding common stock and related options and warrants of Data Switch. Data Switch designs, develops, manufactures, markets and services products for large-scale data center networks. As a result of the merger, the company incurred transaction costs, severance and balance sheet valuation adjustments of $12.7 ($8.1 after-tax). The transaction costs included investment banker and other professional fees. The consolidation costs included severance pay primarily for Data Switch and asset valuation adjustments.

19. DISCONTINUED OPERATIONS

  In November 1994, the company adopted a plan to sell Leeds & Northrup Company (L&N), formerly a part of the Process Controls sector, and Dynapower/Stratopower (Dynapower), formerly a part of the Industrial Technology sector. These operations have been accounted for as discontinued operations, and the consolidated financial statements have reported separately their net assets and operating results. In the second and third quarters of 1995, the company recorded a total of $99.9 before-tax charges ($64.0 after- tax) for additional expected losses relating to the disposal of L&N and Dynapower. Through December 31, 1996, substantially all related assets were sold. In September 1997, $3.8 of this amount ($2.3 after-tax) was no longer required and accordingly, was reversed.

20. DISPOSITION OF BUSINESS AND OTHER SPECIAL ITEMS

  In the fourth quarter of 1997, the company settled patent litigation and sold related patents for a pre-tax gain of $10.0 and sold its equity interest in a company in Mexico for a gain of $9.0. Income tax expense on the gains totaled $10.6. The effective tax rate on the Mexico gain differs from the U.S. statutory tax rate due to a difference in the book and tax basis of the equity investment sold. Additionally in the fourth quarter of 1997, the company recorded $13.8 of pre-tax charges in selling, general and administrative expenses for asset valuations, lease termination costs and other individually insignificant matters.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

  In August 1997, the company sold substantially all of the assets of GSPG, a unit of the Process Controls sector, to Pentair, Inc. for approximately $200 and recognized a pre-tax gain of $63.7 ($17.2 after-tax). The effective tax rate differs from the U.S. statutory tax rate due to a difference in the book and tax basis of GSPG. Additionally, during the third quarter of 1997, the company recorded charges for inventory and accounts receivable policy changes, asset write-offs, professional fees and cancellation of a facility lease. Additionally, the company reversed a restructuring reserve that was no longer needed due to the formation of EGS. The net of these charges of $14.1 were included in cost of sales ($11.1) and selling, general and administrative expenses ($3.0), with an associated income tax benefit of $5.4.

  In January 1996, the company sold Kinney, a unit of the Process Controls sector, for $29.0 and recognized a pre-tax gain of $20.8. Included in the gain were transaction costs of approximately $0.5. Also during the first quarter of 1996, the company recognized $19.7 of pre-tax charges for asset write-downs, lease termination costs, severance, warranty repairs and environmental matters. The charges were included in cost of sales ($13.0) and selling, general and administrative expenses ($6.7), with an associated income tax benefit of $7.9.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

21. BUSINESS SECTOR INFORMATION

  The company manufactures industrial products and components in the Process Control, Electrical Control and Industrial Technology (primarily transportation and telecommunication) industries. See pages 3 through 5 of this 10-K for a description of major products and markets served.



PRODUCT SECTORS             1997          1996          1995          1994         1993
---------------           --------      --------      --------      --------     --------
NET SALES:
Process Controls........  $  671.9      $  752.4      $  719.7      $  606.4     $  545.8
Electrical Controls.....     910.9         945.3         777.0         618.6        547.1
Industrial Technology...     371.8         367.3(/2/)    366.5         302.7        261.3
                          --------      --------      --------      --------     --------
                          $1,954.6      $2,065.0      $1,863.2      $1,527.7     $1,354.2
                          ========      ========      ========      ========     ========
OPERATING EARNINGS:
Process Controls........  $  149.9(/1/) $  128.9(/3/) $   92.0      $   66.8(/5/)    45.1(/6/)
Electrical Controls.....      66.4(/1/)     86.4(/3/)     62.1(/4/)     30.7(/5/)    29.2(/6/)
Industrial Technology...      64.3(/1/)     62.5(/3/)     51.1(/4/)     47.4(/5/)    44.8
Other charges and cred-
 its....................       --            --             --           46.2         48.0(/7/)
                          --------      --------      --------      --------     --------
                             280.6         277.8         205.2         191.1        167.1
Equity income...........      11.8           1.1           0.9           1.0          0.2
Interest expense, net...     (13.2)        (21.5)        (24.3)        (11.8)       (16.6)
Unallocated expenses....     (26.4)(/1/)   (35.0)        (25.4)        (20.0)       (11.6)
                          --------      --------      --------      --------     --------
Earnings from continuing
 operations before in-
 come taxes.............  $  252.8      $  222.4      $  156.4      $  160.3     $  139.1
                          ========      ========      ========      ========     ========
IDENTIFIABLE ASSETS:
Process Controls........  $  299.7      $  434.9      $  420.9      $  391.4     $  474.3
Electrical Controls.....     532.5         700.7         692.0         399.4        326.5
Industrial Technology...     191.0         205.9         209.0         181.3        167.2
                          --------      --------      --------      --------     --------
                           1,023.2       1,341.5       1,321.9         972.1        968.0
General corporate as-
 sets...................     220.2         183.1         210.3         211.8        213.1
Assets held for sale at
 estimated realizable
 value..................       --            4.9          60.4         153.6         25.7
Investments in and ad-
 vances to affiliates...     144.6          21.5          20.6          20.4         18.1
                          --------      --------      --------      --------     --------
Total assets............  $1,388.0      $1,551.0      $1,613.2      $1,357.9     $1,224.9
                          ========      ========      ========      ========     ========
DEPRECIATION OF PROPER-
 TY, PLANT AND EQUIP-
 MENT(/8/):
Process Controls........  $   17.2      $   17.8    $   17.9    $   16.6   $   12.4
Electrical Controls.....      20.3          22.1        19.0        14.5       13.0
Industrial Technology...      10.9          10.6        11.4         6.4        6.4
Corporate and other.....       2.3           2.1         2.0         4.2        3.6
CAPITAL EXPENDITURES(/8/):
Process Controls........  $   18.8      $   21.8    $   15.0    $   28.7   $   23.1
Electrical Controls.....      20.9          25.1        21.1        21.8       22.3
Industrial Technology...      11.2          10.5        11.0        11.4        7.7
Corporate and other.....       5.6           1.9         1.9        12.9        2.0

(1) Includes 1997 income in Process Controls ($63.7) and unallocated expenses ($19.0) for the gain on sale of GSPG, settlement of patent litigation and sale of patents and gain on sale of equity interest in a company in Mexico. Also recorded were charges in Process Controls ($2.8), Electrical Controls ($16.7), Industrial Technology ($1.9) and unallocated expenses ($6.5) for asset valuations, restructuring charges, lease termination costs and other matters.
(2)  Includes $4.2 of royalty income.
(3) Includes 1996 income in Process Controls ($22.6) and Industrial Technology ($4.2) for the gain on sale of Kinney, insurance gain on the recovery of destroyed assets and royalty income. Also recorded were charges in Process Controls ($4.0), Electrical Controls ($11.1) and Industrial Technology ($4.6) for asset write-downs, lease termination costs, severance, warranty repairs and environmental matters.
(4) Includes 1995 charges in Electrical Controls ($7.4) and Industrial Technology ($12.7) for the acquisition of Best Power and merger with Data Switch.
(5) Includes 1994 charges in Process Controls ($11.9), Electrical Controls ($19.2) and Industrial Technology ($9.9) for the consolidation of operations, asset valuations, environmental and other.
(6) Includes 1993 charges in Process Controls ($22.1) and Electrical Controls ($10.5) for asset valuations, restructuring and transaction and consolidation charges related to Revco.
(7) Represents credits for the divested semiconductor operations ($53.2) and charges for the transportation businesses ($5.2).
(8)  Excludes discontinued operations.

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

22. GEOGRAPHIC AREAS

                                1997      1996      1995      1994      1993
                              --------  --------  --------  --------  --------

NET SALES:
United States...............  $1,764.3  $1,901.0  $1,699.8  $1,390.0  $1,218.9
Foreign.....................     273.0     274.6     239.9     180.7     173.7
Intergeographic.............     (82.7)   (110.6)    (76.5)    (43.0)    (38.4)
                              --------  --------  --------  --------  --------
                              $1,954.6  $2,065.0  $1,863.2  $1,527.7  $1,354.2
                              ========  ========  ========  ========  ========
OPERATING EARNINGS(/1/):
United States...............  $  193.5  $  234.7  $  212.0  $  135.7  $  113.4
Other charges and credits...      72.7      20.8     (20.1)     46.2      48.0
Foreign.....................      14.4      22.3      13.3       9.2       5.7
                              --------  --------  --------  --------  --------
                              $  280.6  $  277.8  $  205.2  $  191.1  $  167.1
                              ========  ========  ========  ========  ========
IDENTIFIABLE ASSETS(/2/):
United States...............  $  866.4  $1,201.0  $1,175.6  $  875.8  $  822.5
Foreign.....................     156.8     140.5     146.3      96.3     145.5
                              --------  --------  --------  --------  --------
                              $1,023.2  $1,341.5  $1,321.9  $  972.1  $  968.0
                              ========  ========  ========  ========  ========
Export sales to unaffiliated
 customers(/3/).............  $  176.8  $  215.2  $  199.1  $  125.4  $  110.9

-------
(1)  Excludes equity income, net interest expense and unallocated expenses.
(2) Excludes general corporate assets and investments in affiliates. (3) Included in United States sales.

23. SUPPLEMENTARY INFORMATION

                                                                 YEAR ENDED
                                                                 DECEMBER 31,
                                                             ------------------
                                                             1997  1996   1995
                                                             ----- ----- ------

Liabilities assumed in conjunction with acquisitions:
  Fair value of assets acquired............................. $11.0 $ --  $332.1
  Cash paid.................................................  11.0   --  (280.2)
                                                             ----- ----- ------
                                                             $ --  $ --  $ 51.9
                                                             ===== ===== ======
Research and development.................................... $45.7 $47.5 $ 46.9
Advertising expense......................................... $16.1 $17.9 $ 14.1

          GENERAL SIGNAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

24. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                               FIRST               SECOND                THIRD               FOURTH
                          ---------------      ---------------   --------------------  --------------------
                           1997     1996         1997    1996     1997          1996    1997         1996
                          ------- -------      ------- -------   -------       ------- -------      -------
Net sales...............  $ 505.6 $ 481.7      $ 539.6 $ 515.0   $ 475.7       $ 521.6 $ 433.7      $ 546.7
Gross profit............    148.3   130.3        163.7   157.7     129.2         165.4   134.9        175.9
Earnings from continuing
 operations.............     24.3    25.4(/3/)    34.4    31.6      36.0(/1/)     37.4    36.3(/2/)    39.0
Disposal of discontinued
 operations.............      --      --           --      --        2.3           --      --           --
Cumulative effect of
 accounting change......      --      --           --      --         --           --     (3.7)         --
                          ------- -------      ------- -------   -------       ------- -------      -------
Net earnings............  $  24.3 $  25.4      $  34.4 $  31.6   $  38.3       $  37.4 $  32.6      $  39.0
                          ======= =======      ======= =======   =======       ======= =======      =======
Basic earnings (loss)
 per share of common
 stock(/4/):
  Continuing
   operations...........  $  0.47 $  0.51      $  0.68 $  0.64   $  0.71       $  0.75 $  0.75      $  0.78
  Disposal of
   discontinued
   operations...........      --      --           --       --      0.05           --      --           --
  Cumulative effect of
   accounting change....      --      --           --       --        --           --    (0.08)         --
                          ------- -------      ------- -------   -------       ------- -------      -------
  Net earnings..........  $  0.47 $  0.51      $  0.68 $  0.64   $  0.76       $  0.75 $  0.67      $  0.78
                          ======= =======      ======= =======   =======       ======= =======      =======
Diluted earnings (loss)
 per share of common
 stock(/4/):
  Continuing
   operations...........  $  0.47 $  0.51      $  0.68 $  0.62   $  0.71       $  0.73 $  0.75      $  0.76
  Disposal of
   discontinued
   operations...........      --      --           --      --       0.05          --      --           --
  Cumulative effect of
   accounting change....      --      --           --      --        --           --     (0.08)        --
                          ------- -------      ------- -------   -------       ------- -------      -------
  Net earnings..........  $  0.47 $  0.51      $  0.68 $  0.62   $  0.76       $  0.73 $  0.67      $  0.76
                          ======= =======      ======= =======   =======       ======= =======      =======
Common stock price
 range:
  High..................  $46 3/4 $37 3/4      $46 3/4 $40 1/8   $    53       $44 1/4 $44 7/8      $44 1/2
  Low...................   38 1/2      32       36 1/8  35 1/4   37 3/16        36 1/4  36 5/8       39 3/4
Dividends declared per
 share..................  $ 0.255 $  0.24      $ 0.255 $  0.24   $ 0.255       $  0.24 $  0.27      $ 0.255
Dividends paid per
 share..................  $ 0.255 $  0.24      $ 0.255 $  0.24   $ 0.255       $  0.24 $ 0.255      $  0.24

-------
Earnings before cumulative effect of accounting change was $38.3 ($0.76 per share) in the third quarter of 1997.
Note: The sum of the quarters' earnings per share may not equal the full year per-share amounts.
(1) Included $63.7 gain on sale of GSPG. The company also recorded $14.1 of special charges for asset valuations, restructuring charges and other matters.
(2) Included $10.0 gain on settlement of a patent litigation and sale of patents and $9.0 gain on sale of an investment in Mexico. The company also recorded $13.8 of special charges for asset valuations, lease termination costs and other matters.
(3) Included $20.8 gain on sale of Kinney and $6.0 related to a royalty contract and an insurance gain. The company also recorded $19.7 of charges for asset write-downs, lease termination costs, severance, warranty repairs and environmental matters.
(4) The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with SFAS No. 128.